Exhibit 4.1

EXECUTION

AGREEMENT TO EXERCISE FACILITY INCREASE OPTION

AND

AMENDMENT NO. 2 TO AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

This AGREEMENT TO EXERCISE FACILITY INCREASE OPTION AND AMENDMENT NO. 2 TO AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT (this “Agreement”) is made and entered into as of the 29th day of June, 2009, by and among GREEN MOUNTAIN COFFEE ROASTERS, INC., a Delaware corporation (the “Borrower”), the Subsidiaries of Borrower as Guarantors, the lenders party hereto (collectively, the “Lenders” and, individually, a “Lender”), BANK OF AMERICA, N.A. as Administrative Agent (the “Agent”) and a Lender, BANC OF AMERICA SECURITIES LLC as sole lead Arranger (the “Arranger”), SOVEREIGN BANK as Syndication Agent and a Lender, TD BANK, N.A. as Documentation Agent and a Lender, and BMO CAPITAL MARKETS FINANCING, INC. and KEYBANK NATIONAL ASSOCIATION as Co-Documentation Managers and Lenders.

WHEREAS, Borrower, Agent and the Lenders named therein are parties to that certain Amended and Restated Revolving Credit Agreement, dated as of December 3, 2007, as amended by that certain Amendment No. 1 to Amended and Restated Revolving Credit Agreement, dated as of July 18, 2008 (as the same may be further amended and in effect from time to time, the “Credit Agreement”);

WHEREAS, pursuant to Section 2.14 of the Credit Agreement, Borrower is exercising its increase option of $50,000,000 (the “Facility Increase”) to its existing senior secured facility of $225,000,000 (the “Existing Credit Facility”, and, together with the Facility Increase, the “Credit Facilities”);

WHEREAS, the Facility Increase will be in the form of a new Term Loan A (as defined in Section 2.1 hereof), which is set forth in Part I hereof; and

WHEREAS, in addition to the Facility Increase, the Borrower, the Agent and the Required Lenders are amending the Credit Agreement in Part II hereof.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

PART I

INCREASE AGREEMENT

1. Definitions.

1.1 Generally. Capitalized terms used herein without definition shall have the meaning assigned to such terms in the Credit Agreement.

1.2 Effect of Facility Increase. Part I of this Agreement, constituting the Increase Agreement (the “Increase Agreement”), is entered into by Borrower, Agent and the lenders signatory to Part I hereof (collectively, the “Term A Lenders” and, individually, a “Term A Lender”) to implement the terms of the increase option being exercised by Borrower pursuant to Section 2.14 of the Credit Agreement. Term A Lenders shall be “Lenders” under and for all purposes of the Credit Agreement; and Term Loan A shall be defined as a “Loan” under and pursuant to the Credit Agreement. In addition:

(a) Aggregate Commitments. Pursuant to Section 2.14 of the Credit Agreement, the term “Aggregate Commitments” now means the Commitments of all Lenders (including the Commitments to make Term Loan A hereunder), which amount, as of the effective date of this Increase Agreement, is $275,000,000, less any reductions pursuant to Section 2.06 of the Credit Agreement and Section 2.2 hereof. Notwithstanding the foregoing, references to the “Aggregate Commitments” in Article II of the Credit Agreement shall continue to apply only to the Aggregate Commitments of the Committed Loans that are revolving loans made pursuant to Section 2.01 of the Credit Agreement, Swing Line Loans and Letters of Credit.

(b) Applicable Percentage. The term “Applicable Percentage” as used in Article II of the Credit Agreement (other than Section 2.12(a)(ii)), shall continue to apply only to Committed Loans that are revolving loans made pursuant to Section 2.01 of the Credit Agreement, Swing Line Loans and Letters of Credit; except that, with respect to any prepayments of Term Loan A under Section 2.05 of the Credit Agreement, the term “Applicable Percentage” shall mean the Term Loan A Percentage of Term A Lenders as set forth on Schedule A hereto.

(c) Borrowing. The term “Borrowing” means, as the context may require, the borrowing of Term Loan A.

(d) Committed Loan Notice. The term “Committed Loan Notice” in the definition of “Interest Period” in Section 1.01 of the Credit Agreement and in Section 2.02 thereof now includes the Term Loan A Notice attached hereto as Exhibit A.

(e) Committed Loans. The term “Committed Loans” now includes Term Loan A, but references to “Committed Loans” in Sections 2.01, 2.03 through 2.04, 2.06 and 2.09 through 2.12 of the Credit Agreement shall continue to refer only to those Committed Loans that are revolving loans made pursuant to Section 2.01 of the Credit Agreement, Swing Line Loans and Letters of Credit.

(f) Outstanding Amount. The term “Outstanding Amount” means, with respect to Term Loan A on any date, the aggregate outstanding principal amount thereof.

2. The Term Loan A.

2.1 Generally. Subject to the terms and conditions of this Increase Agreement, each Term A Lender severally agrees to lend to Borrower, and Borrower hereby agrees to borrow and repay to each Term A Lender in accordance with this Increase Agreement and the Credit Agreement, a Loan in an original principal amount equal to the amount set forth on Schedule A hereto opposite such Term A Lender’s name, the aggregate principal amount of which is $50,000,000. All such Loans are collectively referred to herein as the “Term Loan A” or the “Facility Increase”. Term Loan A shall be deemed a “Loan” and a “Committed Loan” for all purposes of the Credit Agreement, except as expressly set forth herein. Schedule A hereto reflects the Facility Increase of $50,000,000, each Term A Lender’s Applicable Percentage of Term Loan A, and each Lender’s Applicable Percentage of the Aggregate Commitments upon the effectiveness of the Facility Increase. Subject to the terms hereof, Term Loan A shall be disbursed on the closing date of the Facility Increase (the “Increase Effective Date”), which date shall occur on or before June 30, 2009 (the “Outside Closing Date”).

2.2 Repayment; Prepayments. Borrower promises to repay Term Loan A on the Maturity Date and on the dates and in the amounts set forth below:

DATE	AMOUNT
9/30/2009	$1,250,000
12/31/2009	$1,250,000
3/31/2010	$1,250,000
6/30/2010	$1,250,000
9/30/2010	$1,250,000
12/31/2010	$1,250,000
3/31/2011	$1,250,000
6/30/2011	$1,250,000
9/30/2011	$1,250,000
12/31/2011	$1,250,000
3/31/2012	$1,250,000
6/30/2012	$1,250,000
9/30/2012	$1,250,000
12/3/2012	$33,750,000

Amounts repaid on Term Loan A may not be reborrowed.

Borrower may, subject to the terms and conditions of Section 2.05(a) of the Credit Agreement, prepay Term Loan A at any time in whole or in part without premium or penalty upon written notice thereof in accordance with Section 2.05(a) thereof. Any such prepayment shall be applied to the remaining scheduled payments of principal thereof pro rata against all remaining installments, and the amount of each Term A Lender’s Applicable Percentage of such prepayment shall be such Lender’s Term Loan A Percentage as set forth on Schedule A hereto. Notwithstanding the foregoing, payments and prepayments made during the continuance of an Event of Default shall be applied in the manner specified in Section 8.03 of the Credit Agreement.

2.3 Interest Rate.

(a) Subject to Section 2.8(b) of the Credit Agreement, (i) each Term Loan A that is a Eurodollar Rate Loan shall bear interest at the Eurodollar Rate plus 3.50% per annum, and Term Loan A shall, so long as the interest rate is based on the Eurodollar Rate, be deemed for all purposes of the Credit Agreement (other than under Section 2.08(a)(i) thereof) a Eurodollar Rate Loan, and (ii) each Term Loan A that is a Base Rate Loan shall bear interest at the Base Rate plus 2.50% per annum, and Term Loan A shall, so long as the interest rate is based on the Base Rate, be deemed for all purposes of the Credit Agreement (other than under Section 2.08(a)(ii) thereof) a Base Rate Loan.

(b) Interest on Term Loan A shall be due and payable at the times and in the manner specified in the Credit Agreement.

2.4 Borrowing, Conversion and Continuation of Term Loan A. Borrower shall specify in the Term Loan A Notice whether Term Loan A shall initially be a Base Rate Committed Loan or a Eurodollar Rate Loan, and if the latter, the duration of the Interest Period relating thereto. Thereafter, Borrower may convert and continue all or any portion of Term Loan A as a Committed Loan of one Type or the other, in accordance with the terms of Section 2.02 of the Credit Agreement.

2.5 Security Interest. Term Loan A, as a Loan under the Credit Agreement, shall share ratably with all other Loans and other Obligations under the Credit Agreement in respect to all Collateral existing from time to time under the Credit Facilities, any treasury management and foreign exchange arrangements and any interest rate swap or similar agreements with any Lender under the Credit Facilities.

2.6 Notes. If any Term A Lender requests a Note pursuant to Section 2.11(a) of the Credit Agreement to evidence such Term A Lender’s Term Loan A made pursuant to this Increase Agreement, the Note to be issued with respect thereto shall be in the form of Exhibit B to this Increase Agreement.

3. Agreement of Term A Lenders. Each Term A Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Increase Agreement. Each Term A Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Increase Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

4. Use of Proceeds. The proceeds of Term Loan A shall be used for working capital, capital expenditures and other general corporate purposes of Borrower not in contravention of any Law or of any Loan Document.

5. Full Exercise of Increase Option. Borrower acknowledges that the Facility Increase constitutes the exercise in full of its increase option under Section 2.14 of the Credit Agreement and that Section 2.14 of the Credit Agreement shall be deemed to be terminated following the effectiveness of the transactions contemplated hereby.

PART II

AMENDMENT NO. 2 TO AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

6. Amendment No. 2.

6.1 Generally. The Credit Agreement is amended as set forth herein effective as of the Increase Effective Date, except that the amendment to Section 7.06 of the Credit Agreement is effective as of June 15, 2006.

6.2 Definitions. Section 1.01 of the Credit Agreement is amended by:

(a) (i) deleting the definition of “Fixed Charge Coverage Ratio” in its entirety, and (ii) replacing it with the following:

““Fixed Charge Coverage Ratio” means the ratio of (a) the sum of Adjusted EBITDA, minus 50% of the amount of Unfinanced Capital Expenditures, minus cash income taxes, to (b) the sum of cash interest expense plus scheduled principal payments (including without limitation the principal portion of any capital lease payments).”

(b) (i) deleting the definition of “Loan Documents” in its entirety, and (ii) replacing it with the following:

““Loan Documents” means this Agreement (as amended from time to time), the Agreement to Exercise Facility Increase Option and Amendment No. 2 to Amended and Restated Revolving Credit Agreement (and any Note delivered pursuant thereto), each Note, each Issuer Document, the Fee Letter, each Collateral Document, the Guaranty and the Omnibus Amendment.”

(c) Adding the definition of “Net Equity Proceeds” as set forth below:

““Net Equity Proceeds” means, with respect to the sale or issuance of any Equity Interests by Borrower, the excess of (i) the sum of the cash and cash equivalents received in connection with such transaction over (ii) the investment banking fees, underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by Borrower in connection therewith.”

(d) (i) deleting the definition of “Unfinanced Capital Expenditures” in its entirety, and (ii) replacing it with the following:

““Unfinanced Capital Expenditures” means all capital expenditures except: (1) capital expenditures financed using capital leases or purchase money obligations; (2) capital expenditures financed using proceeds from dispositions permitted under Sections 7.05(a) or 7.05(c) (to the extent such proceeds were not included in the calculation of Adjusted EBITDA); (3) capital expenditures financed using insurance and/or condemnation proceeds of replaced assets (to the extent such proceeds were not included in the calculation of Adjusted EBITDA); or (4) capital expenditures financed using Net Equity Proceeds, provided that (i) such Net Equity Proceeds are invested, or committed to be invested, in fixed or capital assets within twelve (12) months of receipt of such Net Equity Proceeds, (ii) Borrower provides to Agent, concurrently with the delivery of the first Compliance Certificate required to be delivered pursuant to Section 6.02(b) after such investment or commitment to invest pursuant to clause (i), a Responsible Officer’s Certificate setting forth the amount of such capital expenditure and describing the assets purchased thereunder, which shall be substantially in the form attached hereto as Exhibit D, and (iii) each Compliance Certificate delivered by Borrower pursuant to Section 6.02(b) during the twelve (12) month period thereafter shall provide an updated schedule of capital or fixed assets purchased or to be purchased with Net Equity Proceeds, which shall be substantially in the form of the reporting required by Exhibit A but with such additional detail as the Agent may reasonably request.”

6.3 Section 6.12(d) of the Credit Agreement is hereby deleted in its entirety.

6.4 Section 7.06 of the Credit Agreement is amended by:

(a) Deleting the “and” at the end of subsection (c) thereof.

(b) Renumbering the current paragraph (d) as (f) by (i) deleting the “(d)” at the beginning of the current subsection (d) thereof, and (ii) replacing it with: “(f)”.

(c) Adding new subsections (d) and (e) as set forth below:

“(d) Borrower may issue or sell Equity Interests, provided that (i) no Change of Control results therefrom, and (ii) except to the extent permitted by Section 7.06(f), no such Equity Interests, or any agreement relating thereto, shall require any cash dividends or distributions to be made by the Borrower at any time in respect thereof, or require the Borrower or any Subsidiary to purchase, redeem, defease, retire or otherwise acquire any such Equity Interests, or any interest therein;

(e) Wholly-owned Subsidiaries may issue or sell Equity Interests to Borrower or any other wholly-owned Subsidiary in transactions permitted by Section 7.02(c); and”

PART III

PROVISIONS APPLICABLE TO PARTS I & II OF THIS AGREEMENT

7. Conditions to Effectiveness of this Agreement. The effectiveness of this Agreement, and the obligation of each Term A Lender to make Term Loan A pursuant to the Increase Agreement, are subject to the satisfaction of each of the following conditions precedent:

7.1 Agent’s receipt of the following, each of which shall be originals or PDF versions (in each case followed promptly by originals), each properly executed by a Responsible Officer of the signing Loan Party, each dated as of the Increase Effective Date and each in form and substance reasonably satisfactory to Agent and:

(a) executed counterparts of this Agreement and the Consent of Guarantor attached hereto as Exhibit C, sufficient in number for distribution to Agent, each Lender and Borrower;

(b) with respect to each Term A Lender, a Note executed by Borrower in favor of each Term A Lender requesting a Note, which shall be in the form of Exhibit B hereto;

(c) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents provided in connection herewith to which such Loan Party is a party, and certifying and attaching the resolutions adopted by such Loan Party approving or consenting to the Facility Increase, the borrowing of Term Loan A and/or the Amendment, as applicable;

(d) such documents and certifications as Agent may reasonably require to evidence that each Loan Party is duly organized, validly existing, in good standing and qualified to engage in business in each jurisdiction where such qualification is required, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(e) a favorable opinion of counsel to the Loan Parties reasonably acceptable to Agent addressed to Agent and each Lender, as to the matters set forth concerning the Loan Parties and the Loan Documents in the form and substance previously delivered to Agent pursuant to the Credit Agreement;

(f) a certificate signed by a Responsible Officer of Borrower certifying that:

(i) before and after giving effect to the borrowing of Term Loan A and this Agreement, (1) no Default or Event of Default exists or would result from the borrowing of Term Loan A or from the application of the proceeds thereof, and (2) the representations and warranties contained in Article V of the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date. For purposes hereof, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Credit Agreement;

(ii) there has not occurred any event or state of facts that constitutes or reflects the occurrence of a Material Adverse Effect under the Credit Agreement since September 27, 2008;

(iii) there is no action, suit, investigation or proceeding pending or, to the knowledge of Borrower, threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to (x) have a Material Adverse Effect, (y) adversely affect the ability of Borrower and the other Loan Parties to perform their obligations under the Credit Agreement and this Agreement or (z) adversely affect the rights and remedies of Agent or the Lenders under the Credit Facilities; and

(iv) all consents, licenses and approvals necessary for the execution, delivery and performance of this Agreement have been obtained and are in full force and effect;

(g) receipt by Agent of the financial statements required by Section 6.01(b) of the Credit Agreement for the fiscal quarter ended March 28, 2009, and the certificates with respect thereto required by Section 6.02 of the Credit Agreement, and such financial statements and certificates shall not reflect the occurrence of any Material Adverse Effect since September 27, 2008;

7.2 Receipt by Agent of payment in cash of the fees in the amounts specified in the Fee Letter dated May 6, 2009, by and between Borrower, Agent and Banc of America Securities LLC, as the Arranger;

7.3 Borrower shall have paid all reasonable expenses, including, but not limited to, reasonable fees, charges and disbursements of counsel to Agent and Arranger (directly to such counsel if requested by Agent) to the extent invoiced prior to the Increase Effective Date, plus such additional amounts of such expenses, fees, charges and disbursements as shall constitute its reasonable estimate of such expenses, fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between Borrower and Agent);

7.4 The Increase Effective Date shall have occurred on or before June 30, 2009, and Term A Lenders shall have signed this Agreement and have agreed to loan in the aggregate the full original principal amount of $50,000,000 contemplated hereby;

7.5 On the Increase Effective Date, after giving effect to the transactions occurring hereunder, Borrower shall on a consolidated basis have a ratio of Funded Debt as of the Increase Effective Date (after giving effect to Term Loan A) to Adjusted EBITDA for the four consecutive fiscal quarters ending March 28, 2009 not exceeding 3.00:1.00; and

7.6 Agent and Lenders shall have received from Borrower updated financial projections and business assumptions covering the period of the Credit Facilities, which shall be in a form and substance reasonably satisfactory to Agent and the Arranger.

Without limiting the generality of the provisions of Section 9.04 of the Credit Agreement, for purposes of determining compliance with the conditions specified in this Section 3, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Agent shall have received notice from such Lender prior to the proposed Increase Effective Date specifying its objection thereto.

8. Representations and Warranties. Borrower represents and warrants to Agent and the Lenders as follows:

8.1 Existence, Qualification and Power. Each Loan Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under this Agreement and the other Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i), or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

8.2 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of this Agreement and other Loan Documents to which such Person is a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any such Person’s Organizational Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

8.3 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any Loan Document other than customary filings with respect to Collateral.

8.4 Binding Effect. This Agreement has been, and each other Loan Document to be executed in connection herewith, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other such Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting creditors and general principles of equity.

8.5 Credit Agreement. Before and after giving effect to Term Loan A and this Agreement, the representations and warranties contained in Article V of the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date. For purposes hereof, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Credit Agreement.

9. Ratification, etc. Except as otherwise expressly provided hereunder, the Credit Agreement, the other Loan Documents and all documents, instruments and agreements related thereto are hereby ratified and confirmed in all respects and shall continue in full force and effect. This Agreement and the Credit Agreement shall hereafter be read and construed as a single document.

10. Miscellaneous.

10.1 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or PDF shall be as effective as delivery of an original executed counterpart of this Agreement.

10.2 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.3 GOVERNING LAW; JURISDICTION; ETC. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as a sealed instrument as of the date first set forth above.

BORROWER:

GREEN MOUNTAIN COFFEE ROASTERS, INC.

By:	/s/ Frances Rathke
Name:	Frances G. Rathke
Title:	Chief Financial Officer

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Christopher S. Allen
Name:	Christopher S. Allen
Title:	Senior Vice President

BANK OF AMERICA, N.A., as a Lender		KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Christopher S. Allen	By:	/s/ Martin J. Costello
Name:	Christopher S. Allen	Name:	Martin J. Costello
Title:	Senior Vice President	Title:	Vice President

BANC OF AMERICA SECURITIES LLC, as Arranger		BMO CAPITAL MARKETS FINANCING, INC., as Co-Documentation Manager

By:	/s/ Mark Hardison	By:	/s/ Tara Cuprisin
Name:	Mark Hardison	Name:	Tara Cuprisin
Title:	Vice President	Title:	Vice President

SOVEREIGN BANK, as Syndication Agent		BMO CAPITAL MARKETS FINANCING, INC., as a Lender

By:	/s/ Karen Ng	By:	/s/ Tara Cuprisin
Name:	Karen Ng	Name:	Tara Cuprisin
Title:	Vice President	Title:	Vice President

SOVEREIGN BANK, as a Lender		COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. “RABOBANK NEDERLAND”, NEW YORK BRANCH, as a Lender

By:	/s/ Karen Ng	By:	/s/ Theodore W. Cox
Name:	Karen Ng	Name:	Theodore W. Cox
Title:	Vice President	Title:	Executive Director

		By:	/s/ Rebecca Morrow
		Name:	Rebecca Morrow
		Title:	Executive Director

TD BANK, N.A., as Documentation Agent		BROWN BROTHERS HARRIMAN & CO., as a Lender, but only with respect to Parts II & III

By:	/s/ Douglas S. Graham	By:	/s/ Amy Lyons
Name:	Douglas S. Graham	Name:	Amy Lyons
Title:	Senior Vice President	Title:	SVP

TD BANK, N.A., as a Lender		HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Douglas S. Graham	By:	/s/ David A. Carroll
Name:	Douglas S. Graham	Name:	David A. Carroll
Title:	Senior Vice President	Title:	Vice President, Senior Relationship Manager

SUNTRUST BANK, as a Lender

By:	/s/ M. Gabe Bonfield
Name:	M. Gabe Bonfield
Title:	Vice President